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                                                                    EXHIBIT 99.2

                             [NEOTHERAPEUTICS LOGO]


                                                           FOR IMMEDIATE RELEASE

     NeoTherapeutics Raises $8 Million to Support the Clinical Development
                    of Neotrofin(TM) for Alzheimer's Disease

Irvine, California -- October 5, 2000 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced today the sale of 968,524 shares of common stock at $8.26 per share for a total price of $8,000,000 to two private institutional investors.

"NeoTherapeutics, together with NeoGene, has now raised $13 million over the past several weeks which the Company believes demonstrates continued investor optimism regarding our development of Neotrofin(TM) for Alzheimer's disease and our functional genomics subsidiary, NeoGene Technologies," stated Sam Gulko, NeoTherapeutics' Senior Vice President Finance and Chief Financial Officer. "This financing is consistent with our strategy of accessing the capital markets on an 'as needed' basis, in our efforts to maximize the price per share at which we issue equity as we continue to achieve our targeted milestones toward the commercialization of Neotrofin(TM). These new funds, together with our cash and marketable securities and existing equity facilities will provide us with sufficient cash to fund our ongoing U.S. and International clinical studies into next year."

In addition to common stock, the investors received 5-year "primary warrants" to purchase 193,706 shares of common stock at the exercise price of $10.13 per share and "adjustment warrants" that may allow them to acquire additional common stock thirty and sixty trading days subsequent to the effective date of the registration statement to be filed for this transaction.

NeoTherapeutics, Inc., is a leader in the field of nerve regeneration. The company's most advanced drug candidate, Neotrofin(TM), is currently being developed for Alzheimer's disease as its first indication, and is being tested in late-stage, controlled clinical studies involving some 2000 patients worldwide. In animal models of cognitive decline, aging and spinal cord injury, Neotrofin(TM) has been shown to restore function. Recent data has also demonstrated the ability of Neotrofin(TM) to reduce beta-amyloid accumulation in cell culture.

NeoTherapeutics' research and development program is focused on designing and developing small molecules capable of treating neurological diseases and conditions such as, peripheral neuropathy, spinal cord injury, stroke and Parkinson's disease. NeoTherapeutics' product pipeline addresses other health issues such as migraine, depression and obesity. NeoGene Technologies, Inc. is a functional genomics company engaged in the development of a broad platform of enabling technology and receptor-targeted drug design. NeoGene Technologies is using this technology to search for natural and synthetic compounds that can potentially be developed as drugs for treating various diseases. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.
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NeoTherapeutics Raises $8 Million to Support the Clinical Development
of Neotrofin(TM)
October 5, 2000
Page 2

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

CONTACT:
Carol Gruetter
Investor Relations
NeoTherapeutics, Inc.
Phone (949) 788-6700 or
E-mail: cgruetter@neotherapeutics.com
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